Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., April 23, 2010  -  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended March 31, 2010, of $308,000, or $.48 per common basic and diluted share, compared to net income of $553,000, or $.86 per common basic and diluted share, for the three months ended March 31, 2009.

First quarter net income decreased $245,000, or 44.3%, from the first quarter of 2009.  Net interest income before the provision for loan losses was $2.2 million for the three months ended March 31, 2010, compared to $2.3 million in 2009, a 1.8% decrease.  Total interest income decreased $370,000 to $2.9 million for the three months ended March 31, 2010, compared to the same period in 2009.  The decrease in total interest income for the three months ended March 31, 2010 reflected a decrease in interest income from loans of $267,000 to $2.2 million, compared to the same period in 2009, a decrease in taxable investment income of $49,000 to $204,000, compared to the same period in 2009, and a decrease in tax exempt investment income of $136,000 to $198,000, compared to the same period in 2009. These decreases were partially offset by an increase in income on certificates of deposit held for investment of $84,000 to $255,000, compared to the same period in 2009. Decreased interest income was a result of decreases in both interest rates on investments and decreased volume of taxable and tax exempt investments and average loans outstanding during the first quarter of 2010. Increased certificates of deposit held for investment was attributable to increases in principal balances of investment certificates of deposit compared to the end of the first quarter of 2009.

The provision for loan losses was $270,000 in the first quarter of each of 2010 and 2009. This consistent provision level, which is high compared to historical periods, is a result of ongoing national and local economic issues, including uncertainties regarding the economic downturn and recovery that could have a negative impact on the ability of borrowers to repay loans during 2010. As of March 31, 2010, the allowance for loan losses totaled $2.3 million, or 1.60% of total loans, which has increased from 1.56% as of December 31, 2009.  Nonaccrual loans decreased from $6.8 million at December 31, 2009 to $3.7 million at March 31, 2010. Nonperforming loans, including nonaccrual loans, decreased $3.1 million to $6.3 million over the same period. Management believes that these nonperforming loans are well collateralized, which significantly reduces the Company’s exposure to losses on the credits.

The Company’s non-interest income totaled $634,000 for the three months ended March 31, 2010, compared to $801,000 for the same period in 2009, a decrease of $167,000 or 20.8%. The decrease in non-interest income was primarily due to a $205,000 decrease in gain on the sale of investment securities to $26,000 in 2010. Gain on loan sales decreased $14,000 to $78,000 in the first quarter of 2010 due to decreased mortgage refinancing activity occurring during the first three months of 2010. Service charges on deposit accounts experienced a nominal decrease of $3,000 to $195,000 for the first quarter 2010 compared to the same period of 2009. These decreases were partially offset by a $55,000 increase in other income, compared to the same period in 2009. This increase in other income resulted from an increase in rental income from other real estate owned, a gain on the sale of other real estate owned, and also from a positive market valuation associated with index powered certificates of deposit held for investment, compared to the same period in 2009.

The Company’s non-interest expense was $2.2 million for the three months ended March 31, 2010 and $2.1 million for the same period in 2009. Salaries and employee benefits, the largest component of non-interest expense, increased $29,000, or 2.6%, to $1.2 million.  Modest decreases in occupancy and equipment expense of $5,000, and data processing expense of $13,000, were offset by increases in insurance expense of $64,000, other expenses of $54,000, and professional fees of $4,000. Insurance expense increased primarily due to expected increases in FDIC insurance for the current year. Other expenses increased primarily due to increased expenses related to other real estate owned as the amount of repossessed property has increased. In addition, income tax expense decreased $96,000 to $53,000 in 2010 compared to the same period in 2009.

Total assets at March 31, 2010, decreased to $267.5 million from $283.7 million at December 31, 2009.  Total deposits at March 31, 2010, were $237.4 million, compared to $251.2 million at December 31, 2009.  Total shareholders’ equity at March 31, 2010, and December 31, 2009, was $26.2 million and $26.0 million, respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a branch in Morris, two branches in Streator, a branch in Yorkville, and a loan production office in Minooka, Illinois. All information at and for the period ended March 31, 2010 has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.